Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Brian Gillman
	410 N. 44th St.		602-685-4051
Phoenix, AZ 85008
Mesa Air Group, Inc. Shareholders Approve Issuance of Additional Shares
PHOENIX, Ariz. (May 14, 2008) — Mesa Air Group, Inc. (“Mesa”) (Nasdaq: MESA) announced today that its shareholders have approved the issuance of shares of common stock as may be necessary to repurchase all of its outstanding Senior Convertible Notes due 2023. In the event the noteholders require the company to purchase all or a portion of the Notes on June 16, 2008, the Company may now elect to satisfy its repurchase obligations by issuing shares of common stock up to its authorized number of shares.
About Mesa
Mesa currently operates 181 aircraft with over 1,000 daily system departures to 150 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. More information about Mesa is available at http://www.mesa-air.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.